News Release

Air Products and Chemicals, Inc.
7201 Hamilton Boulevard
Allentown, PA 18195-1501

AIR PRODUCTS BOARD AUTHORIZES ADDITIONAL
$1 BILLION SHARE REPURCHASE PROGRAM

LEHIGH VALLEY, Pa. (September 24, 2007) – The Board of Directors of Air Products (NYSE:APD) has authorized the repurchase of up to $1 billion of its common stock, reflecting the company’s continued financial strength.

The Board action will allow the company the flexibility to repurchase shares at its discretion while maintaining sufficient funds for investing in its businesses and growth opportunities.

“We are focused on shareholder returns, and this latest authorization reflects ongoing confidence in both our financial outlook and opportunities for growth fueled by the continued strength of our cash flows and balance sheet,” said John Jones, Chairman and Chief Executive Officer.

The latest action is in addition to an existing $1.5 billion share repurchase program announced in March 2006. The company has repurchased more than $1 billion under its existing $1.5 billion plan.

Last week, the Board of Directors also declared a quarterly dividend of 38 cents per share of common stock. The dividend is payable on November 12, 2007 to shareholders of record at the close of business on October 1, 2007.

Air Products (NYSE:APD) serves customers in industrial, energy, technology and healthcare markets worldwide with a unique portfolio of atmospheric gases, process and specialty gases, performance materials, and equipment and services. Founded in 1940, Air Products has built leading positions in key growth markets such as semiconductor materials, refinery hydrogen, home healthcare services, natural gas liquefaction, and advanced coatings and adhesives. The company is recognized for its innovative culture, operational excellence and commitment to safety and the environment. Air Products has annual revenues of $9 billion, operations in over 40 countries, and over 20,000 employees around the globe. For more information, visit www.airproducts.com.

***NOTE: This release may contain forward-looking statements. Actual results could vary materially, due to changes in current expectations.

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Media Inquiries:

Katie McDonald, tel: (610) 481-4673; e-mail: mcdonace@airproducts.com

Investor Inquiries:

Nelson Squires, tel: (610) 481-7461; e-mail: squirenj@airproducts.com